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                                                                    EXHIBIT 99.2

               CKS GROUP, INC. NOT PURSUING ACQUISITION OF CAPITAL
                             CONSULTING AND RESEARCH


CUPERTINO, CALIF. -Nov. 7, 1997--CKS Group, Inc. (NASDAQ:CKSG ) today announced that it is not proceeding with its previously announced agreement to acquire Capital Consulting & Research, Inc. (CCR) but may continue to explore opportunities for collaboration with CCR.

CKS Group is an international integrated marketing services and technology company headquartered in Cupertino, California. The company specializes in offering a wide range of integrated marketing communication services and technology solutions that help companies market their products, services, and messages.

The integrated marketing communication services CKS Group provides include strategic corporate and product positioning, corporate identity and product branding, systems integration, environmental design, packaging, collateral systems, advertising, direct mail, consumer promotions, trade promotions, media placement services, and new media.

CKS Group defines new media as media that delivers content to the end users in digital form, including the World Wide Web, the Internet, proprietary online services, CD-ROMs, laptop PC presentations and interactive kiosks.

CKS Group has offices in Silicon Valley, Calif.; San Francisco; Portland, Ore.; New York; Washington, D.C.; Atlanta; Raleigh, N.C.; Greenwich, Conn.; Hamburg, Germany; Munich, Germany; and Vienna, Austria. The Company is located on the World Wide Web at www.cks.com .

Certain of the statements set forth in this news release are forward looking statements. Actual results could differ materially from those set forth, or contemplated, in these forward looking statements.

Important factors that could cause such actual results to differ materially include the establishment or loss of key client relationships, the development of the market for new media, the success of the Company's business acquisition strategy, the uncertain adoption of the Internet as a medium of commerce and communications and other risks.

Investors are encouraged to read the Company's reports on Forms 10-Q and 10-K filed with the Securities and Exchange Commission, particularly the risk factors and "Factors Affecting Operating Results" set forth in those reports.

CONTACT: CKS Group, Inc.
Carlton H. Baab, 408/366-5100 (Chief Financial Officer)
Gina L. Bianchini, 408/342-5333 (Investor Relations)


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